Exhibit 5.1

Akerman Senterfitt LLP 335 Madison Avenue Suite 2600 New York, NY 10017 Tel: 212.880.3800 Fax: 212.880.8965

June 22, 2012

Fiesta Restaurant Group, Inc.

968 James Street

Syracuse, NY 13203

Re:	Fiesta Restaurant Group, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Fiesta Restaurant Group, Inc., a Delaware corporation (the “Company”) in connection with that certain registration statement on Form S-4, File No. 333-181050 (the “Registration Statement”) filed by the Company and certain subsidiaries of the Company under the Securities Act of 1933, as amended (the “Act”) relating to the issuance of the Company’s 8.875% Senior Secured Second Lien Notes due 2016 (the “Exchange Notes”) and the full and unconditional guarantees as to the payment of principal and interest on the Exchange Notes as set forth in Article XI of the Indenture referred to below (the “Exchange Note Guarantees”) by each of the other entities listed in the Registration Statement as Subsidiary Guarantors (the “Subsidiary Guarantors”). Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange in the exchange offer (the “Exchange Offer”) up to $200,000,000 aggregate principal amount of the Exchange Notes for a like amount of its outstanding 8.875% Senior Secured Second Lien Notes due 2016 issued on August 5, 2011 (the “Old Notes”), which have not been registered under the Act, and to exchange the Exchange Note Guarantees for the full and unconditional guarantees as to the payment of principal and interest on the Old Notes by the Subsidiary Guarantors. The Exchange Notes and the Exchange Note Guarantees will be registered under the Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to an Indenture, dated as of August 5, 2011 (the “Indenture”), among the Company, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated.

akerman.com

BOCA RATON   DALLAS   DENVER   FORT LAUDERDALE   JACKSONVILLE   LAS VEGAS   LOS ANGELES   MADISON   MIAMI   NAPLES   NEW YORK   ORLANDO   PALM BEACH   SALT LAKE CITY   TALLAHASSEE   TAMPA   TYSONS CORNER   WASHINGTON, D.C.   WEST PALM BEACH

Fiesta Restaurant Group, Inc.

June 22, 2012

In connection with issuing this opinion letter, we have reviewed originals or copies of the following documents:

(1)	the Registration Statement and the Prospectus;

(2)	the Indenture, including the Exchange Note Guarantees contained therein;

(3)	a specimen of the Exchange Notes (the “Specimen,” and collectively with the Indenture and the Exchange Note Guarantees, the “Transaction Documents”);

(4)	the organizational documents of the Company and of those subsidiaries of the Company listed on Exhibit A to this opinion letter (which subsidiaries of the Company are collectively referred to herein as the “Florida and Delaware Subsidiaries”), as presently in effect;

(5)	resolutions adopted by the board of directors of the Company and by the board of directors or managers, as applicable, of the Florida and Delaware Subsidiaries relating to the Exchange Offer, the Registration Statement and related matters; and

(6)	Certificates of Good Standing for the Company and for each of the Florida and Delaware Subsidiaries issued by the Department of State of the States of Florida and Delaware (the “Certificates of Good Standing”).

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Subsidiary Guarantors and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and the Subsidiary Guarantors and others, and such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinions set forth herein.

In rendering the opinions set forth herein, we have relied, without investigation, on each of the following assumptions: (a) the legal capacity of each natural person to take all actions required of each such person in connection with the Exchange Offer; (b) the genuineness of each signature, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (c) the legal existence of each party to the Transaction Documents (other than the Company and each of the Florida and Delaware Subsidiaries); (d) the power of each party to the Transaction Documents (other than the Company and each of the Florida and Delaware Subsidiaries) to execute, deliver and perform the Transaction Documents and to do each other act done or to be done by such party; (e) the authorization, execution and delivery by each party (other than the

Fiesta Restaurant Group, Inc.

June 22, 2012

Company and each of the Florida and Delaware Subsidiaries) of each document executed and delivered or to be executed and delivered in connection with the Transaction Documents by such party; (f) that each of the Transaction Documents are or will be a legal, valid and binding obligation of each party, other than the Company and the Subsidiary Guarantors, enforceable against each such party in accordance with its terms; (g) the execution, delivery and performance by each of the parties to the Transaction Documents does not: (i) violate any law, rule or regulation applicable to it, or (ii) except with respect to any documents or agreements filed as an exhibit to the Registration Statement (or any report incorporated by reference into the Registration Statement), result in any conflict with, or breach any agreement or document binding upon it; (h) no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by any of the Company or the Subsidiary Guarantors of any Transaction Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect; and (i) as to matters of fact, the truthfulness of the factual statements made in the Transaction Documents and the Registration Statement and in the certificates of public officials and officers of the Company and the Subsidiary Guarantors.

Based upon and subject to the foregoing, and subject to the qualifications set forth below, it is our opinion that:

(1)	The Exchange Notes have been duly authorized, and when the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and, when issued upon consummation of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefit of the Indenture; and

(2)	When the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the terms of the Indenture upon consummation of the Exchange Offer as set forth in the Registration Statement, each Exchange Note Guaranty will be the legal, valid and binding obligation of the Subsidiary Guarantor which issued such Exchange Note Guarantee, enforceable against such Subsidiary Guarantor in accordance with its terms.

Fiesta Restaurant Group, Inc.

June 22, 2012

Each of our opinions are subject to the following qualifications: (i) our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and transfer, or similar laws affecting the rights of creditors’ generally and (ii) our opinions are subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and regardless of whether such enforceability is considered in a proceeding at law or in equity.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal laws of the United States, the law of the States of New York and Florida and the General Corporation Law of the State of Delaware. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Sincerely,

AKERMAN SENTERFITT LLP

/s/ Akerman Senterfitt LLP

Fiesta Restaurant Group, Inc.

June 22, 2012

EXHIBIT A

FLORIDA AND DELAWARE SUBSIDIARIES

Name of Subsidiary	State of Incorporation	Organizational Documents Reviewed
Pollo Franchise, Inc.	Florida	Articles of Incorporation filed on August 26, 1993 and Bylaws

Pollo Operations, Inc.	Florida	Articles of Incorporation filed on August 26, 1993 and Bylaws

Taco Cabana, Inc.	Delaware	Certificate of Incorporation, as most recently amended on December 19, 2000 and Bylaws

T.C. Management, Inc.	Delaware	Certificate of Incorporation filed on October 26, 1993 and Bylaws

TPAQ Holding Corporation	Delaware	Certificate of Incorporation filed on December 28, 2004 and Bylaws